Exhibit 4.5

EXECUTION COPY

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of May 15, 2013, among FTI Consulting (Government Affairs) LLC, a New York limited liability company (“FTI Government Affairs”), and FTI Consulting Realty LLC, a New York limited liability company (“FTI Realty,” and together with FTI Government Affairs, each a “Guaranteeing Subsidiary,” and together the “Guaranteeing Subsidiaries”), each an indirect wholly owned subsidiary of FTI Consulting, Inc., a Maryland corporation (or its permitted successor) (the “Company”), the Company and Wilmington Trust Company, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of September 27, 2010 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), providing for the issuance of 6  3/4% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall agree to guarantee the Notes on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 8.01 of the Indenture, the parties hereto are authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, manager, officer, employee, stockholder, member, general or limited partner or incorporator, past, present or future, of the Guaranteeing Subsidiaries, as such or in such capacity, shall have any liability for any obligations of the Guaranteeing Subsidiaries under the Note Guarantee by reason of his, her or its status as such director, manager, officer, employee, stockholder, member, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Note Guarantee.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture (including facsimile transmission or portable document format). Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

The Guaranteeing Subsidiaries:

FTI CONSULTING (GOVERNMENT AFFAIRS) LLC

By:	/s/ Eric B. Miller
Name:	Eric B. Miller
Title:	Senior Vice President

FTI CONSULTING REALTY LLC

By:	/s/ Eric B. Miller
Name:	Eric B. Miller
Title:	Senior Vice President

The Company:

FTI CONSULTING, INC.

By:	/s/ Eric B. Miller
Name:	Eric B. Miller
Title:	Executive Vice President, General Counsel and Chief Risk Officer

[SIGNATURE PAGES CONTINUE]

Wilmington Trust Company, as Trustee

By:	/s/ Michael Oller
Authorized Signatory

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